The Board of Directors
First Place Financial Corporation:

We consent to incorporation by reference in the registration statement (No. 333-46871) on Form S-8 of First Place Financial Corporation of our report dated January 22, 1999, relating to the consolidated balance sheets of First Place Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of First Place Financial Corporation.

                                     (signed) KPMG LLP


Albuquerque, New Mexico
March 26, 1999






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